Exhibit 99.1
Dana Exits Chapter 11 Reorganization a Stronger Global Competitor
•	Mike Burns Elects to Leave Company Following Successful Emergence

•	John Devine Elected Executive Chairman and Acting CEO

•	Common Stock of New Company Begins Trading on NYSE
TOLEDO, Ohio — February 1, 2008 — Dana Holding Corporation (NYSE: DAN) is today emerging from Chapter 11 reorganization as a new company positioned to compete vigorously in the global automotive, commercial vehicle, and off-highway markets.
Dana’s U.S. operations entered Chapter 11 on March 3, 2006. During a comprehensive, 23-month reorganization, the company and its stakeholders achieved $440 million to $475 million in annual cost savings and revenue improvements. These annual savings were achieved primarily from improvements in its manufacturing footprint, reducing labor costs and benefit changes, working with labor and retiree groups to create VEBA trusts to assume ongoing obligations for retiree health and welfare costs, and further reductions in administrative expenses.
“Fundamental change has been our objective from the outset of this process,” said Mike Burns. “We have achieved this goal through the persistence and dedication of our employees around the world, the partnerships with our labor unions, and the ongoing confidence and support of our customers and suppliers.
Burns, who served as Dana’s Chairman and CEO since 2004 and will remain with the company for a transition period, added, “I am proud of our emergence today and what the people of Dana have accomplished during the restructuring process. Our actions were necessary for the future of the company. And we achieved our goal while maintaining a strong focus on taking care of our customers. This is the right time for a change, and I am convinced that the company and its new leadership are poised for success.”
New Board of Directors Elects John Devine Executive Chairman and Acting CEO
In conjunction with emergence, Dana’s new Board of Directors has elected John Devine executive chairman and acting CEO. Devine is the former vice chairman and chief financial officer of General Motors Corporation, where he served from 2001 to mid-2006. Prior to joining GM, Devine served as chairman and chief executive officer of Fluid Ventures, LLC. Previously, he spent 32 years at Ford Motor Company, where he last served as executive vice president and chief financial officer. Devine is also a board member of Amerigon Incorporated.
“I’m pleased to join the Dana team, particularly on this important day for our company and all of its stakeholders,” said Devine. “The reorganization achieved by Dana and its people has positioned us to emerge as a more competitive company. We will be focused on the goal of returning Dana to a leadership position in our industry.”

$2 Billion Exit Financing Equips Company to Make Significant Investments in Programs
Dana obtained $2.0 billion in exit financing through an effort led by Citigroup Global Markets Inc., Lehman Brothers Inc., and Barclays Capital. Despite difficult credit market conditions, the company was able to secure exit financing. The financing consists of a $650 million asset-based revolving credit facility and a $1,350 million term loan facility. Proceeds from the facility will be used by Dana to repay its debtor-in-possession credit facility, make other payments required upon exit from bankruptcy, and provide liquidity to fund new product programs and other investments.
Common Stock of New Company Begins Trading on NYSE
Effective today, common stock in the new company will begin trading on the New York Stock Exchange under the symbol DAN. Shares of Dana Corporation common stock that had most recently traded over the counter under the symbol DCNAQ have been cancelled and will no longer trade.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle and engine manufacturer in the global automotive, commercial vehicle, and off-highway markets, which collectively produce more than 70 million vehicles annually. Based in Toledo, Ohio, the company’s continuing operations employ approximately 35,000 people in 26 countries and reported 2006 sales of $8.5 billion, with more than half of this revenue derived from outside the United States. For more information, please visit: http://www.dana.com/.
Notice Regarding Forward-Looking Statements
Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.
Media Contact
Chuck Hartlage: (419) 535-4728
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